As filed with the Securities and Exchange Commission on August 5, 2025.

Registration No. 333-287877

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

AMENDMENT NO. 3

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

Yimutian Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

_____________________________________

Cayman Islands	7380	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6/F, Building B-6, Block A Zhongguancun
Dongsheng Technology Campus No. 66
Xixiaokou Road
Haidian District, Beijing 100192
The People’s Republic of China
Telephone number: +86 10 57086561
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

Copies to:

Shu Du, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Dan Ouyang, Esq. K. Ronnie Li, Esq. Baker McKenzie LLP Suite 3401, China World Office 2 China World Trade Centre 1 Jianguomenwai Dajie Beijing 100004 The People’s Republic of China +86-10 6535-3800

_____________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purpose of filing exhibit 5.1 to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 2 to the Registration Statement, filed on July 31, 2025.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime.

The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers and the personal representatives of the same (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.3 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering and/or Rule 701 of the Securities Act. None of the transactions involved an underwriter.

Purchaser	Date of Issuance	Title and Number of Securities	Consideration
Preferred Shares
Guangdong Evergreen Group Co., Ltd	September 27, 2022	28,271,860 Series D Preferred Shares	US$	5,000,000
Beijing Fengmu Enterprise Consulting Center (Limited Partnership)	December 10, 2023	280,352,854 Series B Preferred Shares	US$	20,000,000
Beijing Fengmu Enterprise Consulting Center (Limited Partnership)	December 10, 2023	124,523,393 Series C Preferred Shares	US$	5,000,000
LC Multi Strategy Fund SG VCC – LC Multi Strategy SF5	December 10, 2023	36,214,579 Series C Preferred Shares	US$	1,000,000
Yimutian Holdings Limited	December 10, 2023	43,948,896 Ordinary Shares		N/A
YMT 360 Holdings Limited	December 10, 2023	5,170,130 Ordinary Shares		N/A

Purchaser	Date of Issuance	Title and Number of Securities	Consideration
YMT Tech Holdings Limited	December 10, 2023	14,481,017 Ordinary Shares	N/A
CGC Moonwalk Limited	December 10, 2023	3,326,059 Series C-2 Preferred Shares	N/A
Yimutian Holdings Limited	December 10, 2023	798,254 Series C-2 Preferred Shares	N/A
China Innovation Capital General Partners Limited	December 10, 2023	147,580 Series D Preferred Shares	N/A
Ganlai Limited	December 10, 2023	295,159 Series D Preferred Shares	N/A
Geometry Ventures Limited	December 10, 2023	922,374 Series D Preferred Shares	N/A
Yimutian Holdings Limited	December 10, 2023	332,055 Series D Preferred Shares	N/A
Guangdong Evergreen Group Co., Ltd.	December 10, 2023	737,899 Series D Preferred Shares	N/A

Options
Certain directors, officers and employees	Various dates	16,815,642 Options	Past and future services provided by these individuals to us

Item 8. Exhibits and Financial Statement Schedules

(a)     Exhibits

See Exhibit Index beginning on page II-3 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements and the notes thereto.

Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Yimutian Inc.

Exhibit Index

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1*	Twelfth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2*	Form of Thirteenth Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering
4.1*	Form of Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2*	Registrant’s Specimen Certificate for Class A Ordinary Shares
4.3*	Form of Deposit Agreement, among the Registrant, the depositary, and the holders and beneficial owners of American Depositary Receipts issued thereunder
4.4*	Shareholders Agreement dated May 8, 2021 by and among Yimutian Inc. and certain other parties as listed therein
5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered and certain Cayman Islands tax matters
8.1	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Island tax matters (included in Exhibit 5.1)
8.2*	Opinion of Global Law Office regarding certain mainland China’s tax matters (included in Exhibit 99.2)
10.1*†	2015 Share Incentive Plan
10.2*	2025 Share Incentive Plan
10.3*	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.4*	Form of Employment Agreement between the Registrant and its executive officers
10.5*	English translation of the Exclusive Business Cooperation Agreement, between Beijing Yimutian Network Technology Co., Ltd. and Beijing Yimutian Xinnong Network Co., Ltd., dated October 18, 2023
10.6*

English translation of the Exclusive Option Agreement, among Beijing Yimutian Network Technology Co., Ltd., Beijing Yimutian Xinnong Network Co., Ltd., and shareholders of Beijing Yimutian Xinnong Network Co., Ltd., dated October 18, 2023

10.7*

English translation of the Equity Pledge Agreement, among Beijing Yimutian Network Technology Co., Ltd., Beijing Yimutian Xinnong Network Co., Ltd., and shareholders of Beijing Yimutian Xinnong Network Co., Ltd., dated October 18, 2023

10.8*

Form of English translation of Powers of Attorney, among Beijing Yimutian Network Technology Co., Ltd., Beijing Yimutian Xinnong Network Co., Ltd., and shareholders of Beijing Yimutian Xinnong Network Co., Ltd., dated October 18, 2023

10.9*	Form of English translation of Letter of Confirmation and Undertakings executed by shareholders of Beijing Yimutian Xinnong Network Co., Ltd., dated October 18, 2023

Exhibit Number	Description of Document
10.10*	Form of English translation of Spousal Consent Letters executed by the spouses of applicable individual shareholders of Beijing Yimutian Xinnong Network Co., Ltd., dated October 18, 2023
10.11*	English translation of the Exclusive Business Cooperation Agreement, between Beijing Yimutian Network Technology Co., Ltd. and Beijing Douniu Network Technology Co., Ltd., dated October 18, 2023
10.12*

English translation of the Exclusive Option Agreement, among Beijing Yimutian Network Technology Co., Ltd., Beijing Douniu Network Technology Co., Ltd., and shareholders of Beijing Douniu Network Technology Co., Ltd., dated October 18, 2023

10.13*

English translation of the Equity Pledge Agreement, among Beijing Yimutian Network Technology Co., Ltd., Beijing Douniu Network Technology Co., Ltd., and shareholders of Beijing Douniu Network Technology Co., Ltd., dated October 18, 2023

10.14*

Form of English translation of Powers of Attorney, among Beijing Yimutian Network Technology Co., Ltd., Beijing Douniu Network Technology Co., Ltd., and shareholders of Beijing Douniu Network Technology Co., Ltd., dated October 18, 2023

10.15*	Form of English translation of Letter of Confirmation and Undertakings executed by shareholders of Beijing Douniu Network Technology Co., Ltd., dated October 18, 2023
10.16*	Form of English translation of Spousal Consent Letters executed by the spouses of individual shareholders of Beijing Douniu Network Technology Co., Ltd., dated October 18, 2023
10.17*

English translation of Investment Agreement between Dezhou Decai Industrial Innovation Equity Investment Fund (Limited Partnership) and Beijing Yimutian Network Technology Co., Ltd., dated September 5, 2022

10.18*

English translation of Supplemental Agreement between Dezhou Decai Industrial Innovation Equity Investment Fund (Limited Partnership) and Beijing Yimutian Network Technology Co., Ltd., dated September 8, 2023

16.1*	Letter from KPMG Huazhen LLP
21.1*	Principal Subsidiaries and VIEs of the Registrant
23.1*	Consent of Assentsure PAC, an independent registered public accounting firm
23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3*	Consent of Global Law Office (included in Exhibit 99.2)
23.4*	Consent of Xinghong Hua
23.5*	Consent of Xiaowei Wang
23.6*	Consent of Junchen Sun
24.1*	Powers of Attorney (included on signature page)
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2*	Opinion of Global Law Office regarding certain mainland China laws matters
99.3*	Consent of Frost & Sullivan
107*	Filing fee table

____________

*        Previously filed

†        Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Company customarily and actually treats that information as private or confidential and the omitted information is not material.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People’s Republic of China, on August 5, 2025.

Yimutian Inc.
By:	/s/ Jinhong Deng
	Name:	Jinhong Deng
	Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on August 5, 2025 in the capacities indicated:

Signature	Title
/s/ Jinhong Deng	Chairman of the Board and Chief Executive Officer
Jinhong Deng	(Principal Executive Officer)
*	Director
Min Liu
/s/ Shijie Chen	Director and Chief Financial Officer
Shijie Chen	(Principal Financial and Accounting Officer)
*	Director
Zhijia Liu
*	Director
Mi Zhou
*	Director
Yu Zhang
*	Director
Kui Zhou
By:	/s/ Jinhong Deng
	Name:	Jinhong Deng
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Yimutian Inc., has signed this registration statement or amendment thereto in New York, New York on August 5, 2025.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.